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                                                                    Exhibit 10.1

                        SEPARATION AND RELEASE AGREEMENT

     This Separation and Release Agreement ("Agreement") is dated July 22, 2002 ("Agreement Date") between VENTAS, INC, a Delaware corporation (the "Company"), and JOHN C. THOMPSON, an individual ("Executive").

                                    RECITALS

     The Company and Executive desire to provide an orderly and amicable arrangement with respect to the cessation of Executive's employment as Executive Vice-President and Chief Investment Officer of the Company, and to resolve claims between the parties relating to his employment, the cessation of his employment, and otherwise.

                                    AGREEMENT

     In consideration of the foregoing recitals, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1.   Resignation.

          (a) Executive confirms his resignation as of June 24, 2002 (the "Separation Date") as Executive Vice-President and Chief Investment Officer of the Company and any other position or office with respect to the Company and any of its subsidiaries and affiliates. Except as provided in Section 9(a) hereof, Executive waives any and all right to perform services in any capacity, including that of an employee, independent contractor or otherwise, for the Company or any of its subsidiaries or affiliates.

          (b) As a result of his voluntary resignation and the cessation of his employment, effective on the Separation Date, Executive shall cease to perform any duties or be entitled to or eligible for any compensation, benefits, stock, stock rights, stock options, bonuses, commissions, payments or other consideration of any kind except as expressly provided in this Agreement. Executive hereby acknowledges that such compensation and benefits are enhancements provided in lieu of any other compensation and benefits to which he would otherwise be entitled pursuant to any plan of or agreement with the Company or otherwise. As outlined below, the Company offers and Executive accepts the special separation and severance package set forth herein.

     2.   Special Separation and Severance Package.

          (a) Payments. The Company agrees to pay Executive in a single cash lump sum, after the revocation period in Section 15 has lapsed without revocation (the "Lapse Date") but no later than three days after the Lapse Date, the amount of $425,000 as a severance payment and the amount of $225,000 as a payment in exchange for Executive's agreement to the restrictive covenants set forth in Section 6(b) and (c).

          (b) Stock Options. All of Executive's stock options outstanding and vested as of the Separation Date as set forth in Attachment A shall remain exercisable until September 24, 2003. All remaining unvested stock options shall be immediately forfeited and canceled. The

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Company shall permit Executive to exercise the options set forth in Attachment A through a "cashless exercise" executed through a broker chosen by Executive.

          (c) Restricted Stock. 28,889 shares of Executive's restricted stock outstanding as of the Agreement Date shall immediately become vested, which represents the number of restricted stock shares that would have become vested during the one year period following the Separation Date as if Executive did not have a termination of employment. All remaining unvested restricted shares shall be immediately forfeited and canceled. The number of forfeited shares is 11,804. Such 28,889 shares of restricted stock shall not vest pursuant to this Section 2(c) until Executive has provided or reimbursed the Company for applicable tax withholding on the vesting of such shares and the Lapse Date shall have occurred. The Company agrees to take all action necessary to effectuate this transaction, including without limitation removing any and all restrictive legends on the stock certificates representing any restricted stock that has vested prior to the Separation Date or that vests pursuant to this Section 2(c) and returning all such stock certificates to Executive within ten days after the execution of this Agreement, provided that the Lapse Date shall have occurred.

          (d) Expenses. The Company will reimburse Executive for any unreimbursed reasonable business expenses incurred by Executive prior to the Separation Date consistent with the Company's policies in effect with respect to travel, entertainment and other business expenses, and upon Executive's providing to the Company reasonably acceptable documentation of such expenses within 30 days after the execution of this Agreement.

          (e) Outplacement. Executive shall be reimbursed for reasonable fees and costs for third party, out of pocket outplacement services incurred by Executive within one year after the Separation Date, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $50,000.

          (f) Laptop Computer. Executive shall be entitled to keep, and the Company hereby transfers to Executive ownership of, the laptop computer previously provided to Executive for use on behalf of the Company.

          (g) Letter of Recommendation. The Company will provide an appropriate and positive letter of reference in substantially the form set forth in Attachment B that Executive can provide to prospective employers.

          (h) Vacation Pay. The Company shall, no later than three days after the Lapse Date, pay Executive three weeks' salary, in the amount of $11,500 less applicable withholding which represents his unused vacation pay for 2002.

     3. Continued Benefits. Executive shall be entitled to continued benefits as set forth in this Section and shall be treated for such purposes as if he were a Company employee throughout the one year period following the Separation Date (the "Continuation Period").

          (a) Health and Dental Insurance. During the Continuation Period, Executive shall be treated as if he had continued to be an Executive for all purposes under the Company's Health Insurance Plan and Dental Insurance Plan; or if the Executive is prohibited from participating in such plan, the Company shall, at it sole cost and expense, provide health and dental insurance coverage for Executive which is equivalent to the coverage provided to Executive as of the Separation Date. Following the Continuation Period, Executive shall be

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entitled to receive continuation coverage under Part 6 of Title I or ERISA
("COBRA benefits"), treating the end of the Continuation Period as a termination of the Executive's employment if allowed by law.

          (b) Life Insurance. During the Continuation Period, the Company shall maintain in force, at its expense, the Executive's life insurance equal to two times Executive's salary being provided by the Company as of the Separation Date.

          (c) Disability Insurance. During the Continuation Period, the Company shall provide long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had if he had remained employed under the disability insurance plans applicable to Executive on the Separation Date. Should Executive become disabled during the Continuation Period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

          (d) Retirement and Other Benefit Plans. To the extent not already vested pursuant to the terms of such plan, the Executive's interests under all Company retirement and/or 401(k) plans or profit sharing plans shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer matching contributions based upon the Executive's years of service.

          (e) Amendments. The Company shall adopt such amendments to its Executive benefits plans, if any, as are necessary to effectuate the provisions of this Agreement.

     4.   Releases and Covenants Not To Sue.

          (a) Executive, for himself, his legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (collectively, the "Executive Releasing Parties"), releases and forever discharges the Company, its present or past subsidiaries and affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, employees, representatives, and agents of each of them (collectively, the "Executive Released Parties"), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys' fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a "Claim"), arising or which could have arisen up to and including the date of his execution of this Agreement, including without limitation those arising out of or relating to Executive's employment or cessation and termination of employment or any other written or oral agreement (including without limitation the Employment Agreement by and between the Company and Executive on January 13, 1999, as amended, and the Change in Control Severance Agreement by and between the Company and Executive on January 13, 1999, as amended), any change in Executive's employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, estoppel, attorneys' fees, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Kentucky Civil Rights Act, or any other federal, state or local statute, law, ordinance, regulation,

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rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries in any legal, administrative or other proceeding; provided, however, that the foregoing release does not apply to (i) any Claim under or based on this Agreement, (ii) any vested benefit Executive may have as of the Separation Date under any applicable employee benefit plan of the Company, or (iii) any right Executive may have to indemnification under the Company's bylaws or any other agreement between Executive and the Company, which rights to indemnification expressly survive this Agreement.

          (b) Executive further agrees on behalf of himself and the Executive Releasing Parties (i) not to assert any Claim against the Executive Released Parties which Claim has been released pursuant to Section 4(a), and (ii) not to file or commence any proceeding in any forum in respect of any such released Claim.

          (c) The Company, its present or past subsidiaries and affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, employees, representatives, and agents of each of them (hereafter the "Company Releasing Parties"), release and forever discharge Executive, his legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, representatives, personal representatives and executors (hereafter the "Company Released Parties") from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys' fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a "Claim"), arising or which could have arisen up to and including the date of the execution of this Agreement, including without limitation those arising out of or relating to Executive's employment or cessation and termination of employment or any other written or oral agreement (including without limitation the Employment Agreement by and between the Company and Executive on January 13, 1999, as amended, and the Change in Control Severance Agreement by and between the Company and Executive on January 13, 1999, as amended), any change in Executive's employment status, any benefits or compensation, any tortious injury, breach of contract, breach of fiduciary or other duty, infliction of emotional distress, slander, libel or defamation of character, estoppel, attorneys' fees, and any claims arising under any federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Company Releasing Parties; provided, however, that the foregoing release does not apply to (i) any Claim under or based on this Agreement, or
(ii) any acts, errors or omissions which constitute willful, intentional or criminal wrongdoing, or acts of self-dealing, or other acts designed or reasonably expected to result in improper personal remuneration, or violations of Executive's duty of loyalty.

          (d) The Company further agrees on behalf of itself and the Company Releasing Parties (i) not to assert any Claim against the Company Released Parties which Claim has been released pursuant to Section 4(c ), and (ii) not to file or commence any proceeding in any forum in respect of any such released Claim.

     5. No Charges or Complaints Filed. Executive represents that he has not filed any complaints or charges against the Company with any local, state or federal agency or court. If any such complaint or charge was filed on his behalf, Executive shall take all reasonable steps necessary to effectuate withdrawal of such complaint or charge.

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     6.   Restrictive Covenants.

          (a)  Confidentiality.

               (i) Executive and the Company shall not disclose or communicate in any manner the terms and conditions of this Agreement, including the compensation or benefits payable hereunder to any third party except:

                     (A) Executive's disclosure to his family, personal legal, financial and tax advisors; provided that prior to such disclosure, Executive shall ensure that such third party agrees to be bound by the terms of this Section 6(a); provided further, that this section shall not apply to the disclosure to Executive's prospective employers and new employers to the extent required by Section 6(e) below; or the Company's disclosure to the extent required by applicable law, including but not limited to federal securities laws; and

                     (B) as may be required to comply with legal process; provided that in the event that Executive believes he is compelled by law to divulge the terms or conditions of this Agreement, he will notify the Company in writing of the basis for that belief before actually divulging the information, in order to permit the Company to take steps to protect its interests. Executive will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure.

               (ii) Executive and the Company represent that, as of the date of this Agreement, they havenot disclosed the existence, terms or conditions of this Agreement, except as permitted by this Section 6.

               (iii) Executive agrees that the Company has issued a press release announcing Executive's departure from the Company to pursue other opportunities and that such press release did not constitute a breach of this Section 6(a).

               (iv) Executive shall not disclose to or communicate in any manner with the press or any other media about his employment with the Company, the termination of his employment with the Company, the Company's businesses or affairs, the Company's officers, directors, employees and/or consultants, or any matter related to any of the foregoing, except that Executive may acknowledge that he was employed by the Company and describe his job responsibilities.

               (v) Executive acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information acquired, developed or used by the Company and its subsidiaries relating to their business and operations, including without limitation information regarding company products; strategies; potential liabilities; employees; tenants; proposed or prospective tenants and customers as of the Separation Date; business partners and customers, including without limitation information protected by the Company's attorney/client, work product, or tax advisor/audit privileges; tax matters and confidential Company financial information; financial analysis

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          models; the Company's strategic plans; negotiations with third parties; methods, policies, processes, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers' purchases; lists of suppliers, manufacturers, representatives, or other distributors; lists of and information about tenants; requirements for systems, programs, machines, or their equipment; information regarding the Company's bank accounts, credit agreement or financial projections information; or information regarding the Company's directors or officers ("Confidential Information"); provided, however, that after one year from the Separation Date information regarding proposed or prospective (rather than actual) tenants and customers, and information regarding lists of suppliers, manufacturers, representatives, or other distributors, shall not solely for that reason be deemed to be Confidential Information. "Confidential Information" shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (B) was available to Executive on a non-confidential basis prior to the date hereof, (C) becomes known in the industry, or
          (D) is compelled by a court or governmental agency, provided that prior written notice is given to the Company and Executive cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. Executive shall not disclose, directly or indirectly, any Confidential Information obtained during his employment with the Company or thereafter pursuant to his assistance and cooperation to the Company under Section 9, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information for the benefit of Executive or other third party other than the Company. Except as provided above, these obligations shall continue for so long as the Confidential Information remains Confidential Information. Notwithstanding the foregoing, the Company agrees that it will not attempt to preclude any employment by Executive after the Restricted Period based upon the inevitable disclosure doctrine or any argument that Executive must or will reveal or use Confidential Information.

          (b) Noncompetition, Nonsolicitation, Noninterference. Executive shall not during the twelve month period following the Separation Date (the "Restricted Period") (except as otherwise provided in Section 6(b)(iv) below), either directly or indirectly (through another business or person) engage in any of the following activities anywhere in the United States:

               (i) hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed at any time during the Restricted Period by the Company or any subsidiary, or causing or attempting to cause any third party to do any of the foregoing;

               (ii) causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any subsidiary to terminate his or her relationship with the Company or any subsidiary;

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               (iii) for or on behalf of any of the competitors referred to in
          Section 6(b)(iv) below, soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with any customer, tenant or proposed tenant with whom the Company has ongoing contact, financial partner, or proposed financial partner with whom the Company has ongoing contact, vendor, supplier or other similar business relation, who at any time during the Restricted Period or who at any time during the period commencing one year prior to the Separation Date, to the Executive's knowledge, maintained a material business relationship with the Company or any subsidiary or with whom the Company is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship; or for or on behalf of any person soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with, any employee with of the Company;

               (iv) during the six month period following the Separation Date, performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt; or owning any interest or otherwise having an ownership or other interest in or a connection to any Healthcare REIT (as defined below), whether or not publicly traded, or any company, entity or person that owns more than 5 % of a Healthcare REIT, or any other person that directly and materially competes with the Company anywhere in the United States or any person owning more than 50% thereof. For purposes of this Section 6(b)(iv) and Section 6(b)(v) "Healthcare REIT" shall mean any real estate investment trust which invests its assets principally in, or provides financing principally to support investment in, real estate used for health care, senior housing or related assets. Nothing in Section 6(b)(iv) or Section 6(b)(v) shall, however, restrict Executive from (A) making an investment in and owning up to one percent (1%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give Executive the right or ability to control or influence the policy decisions of any direct competitor, or
          (B) performing services as an employee, director, officer, consultant, independent contractor or advisor in an operating company position; or

               (v) at any time during the Restricted Period, performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt; or owning any interest or otherwise having an ownership or other interest in or a connection to any Healthcare REIT (as defined in Section 6(b)(v) below) which is publicly traded on a national exchange as of the Separation Date, or any company, entity or person that owns more than 7 % of a publicly traded Healthcare REIT.

          (c) No Services for Kindred Healthcare. Executive shall not during the Restricted Period, either directly or indirectly (through another business or person): perform services as an employee, director, officer, consultant, independent contractor or advisor; or invest in, whether in the form of equity or debt, own any interest in, or otherwise have an ownership or other interest in, Kindred Healthcare or any of the parent, sister, subsidiary or affiliated entities listed in Attachment C, including without limitation as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise

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(unless Executive becomes a stockholder in Kindred Healthcare as part of a restructuring of Kindred Healthcare where the Company's stockholders receive Kindred Healthcare stock). Nothing in this Section (c) shall, however, restrict Executive from making an investment in and owning stock not to exceed one percent (1%) of the outstanding stock of Kindred Healthcare, provided that such investment does not give Executive the right or ability to control or influence the policy decisions of Kindred Healthcare.

          (d)  Non-Disparagement.

               (i) Executive agrees not to make, or cause to be made, any statement, observation or opinion, or to communicate any information (whether oral or written) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Executive's employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents.

               (ii) The Company agrees not to make or cause to be made any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that (A) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive's employment or termination thereof with the Company, or otherwise; or (B) disparages or impugns the behavior or reputation of Executive.

               (iii) Nothing herein shall be deemed to preclude Executive or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process or from complying with applicable securities laws.

          (e) New Employer. During the Restricted Period, Executive shall provide the terms and conditions of this Section 6 to any prospective employer or new employer.

          (f)  Reasonableness of Restrictive Covenants.

               (i) Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.

               (ii) The Company has, and the Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his

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          observance of the covenants contained herein will not deprive
          Executive of the ability to earn a livelihood or to support his or her dependents.

          (g) Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Section 6, Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any of the provisions of this Section 6, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction to restrain any breach, or threatened breach, of any provision of this Agreement, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

     7. No Liability Admitted. Executive and the Company acknowledge that neither execution of this Agreement nor performance of its terms shall constitute an admission by Executive or the Company of any wrongdoing in connection with any matter, including (without limitation) the matters set forth in Section 4.

     8. Company Property. Executive agrees that he will return to the Company (in its current form and substance) no later than ten (10) business days after execution of this Agreement any and all property of the Company which came into his possession, which he prepared or helped prepare, in connection with or during his employment with the Company (including, but not limited to any and all copies of the company's strategic plan, its financial models, its list of prospective tenants and business partners and customers, its compensation plan and information, information regarding and list of prospective employees, financial statements, auditors reports and letters, records, ledgers, spreadsheets, writings, materials, memoranda, emails, voicemails, and other tangible manifestations of and/or pertaining to such Confidential Property, regardless of or for whom such property was prepared). Executive further agrees that he has not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof. Provided, however, Executive shall be entitled to retain copies of any and all employee benefit plans and summaries thereof or other documentation related thereto to the extent Executive continues to be entitled to any benefits pursuant thereto, including without limitation copies of any stock option and restrictive stock agreements as well as copies of any of the plans under which the same were issued. This obligation specifically applies to any Company computer files Executive may have in any other location other than at the Company, including in his home and the laptop computer Executive was allowed to use in the performance of his duties. Executive specifically agrees that effective immediately, he will not use and will immediately return all Company keys, credit cards, calling cards, limousine cards and vouchers, computers (excluding Executive's laptop computer pursuant to Section 2(g)), cell phones, pagers, and other similar Company property.

     9.   Further Assistance.

          (a) After the Separation Date, Executive shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from

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time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a "Proceeding") arising out of matters within the knowledge of Executive and related to his position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. Executive shall agree to also make himself available to assist the Company with transition of Executive's duties (including, but not limited to, Executive's position as trustee of the Company's defined contribution 401(k)
plan) to his successor and addressing ongoing issues and problems. In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Executive and which do not unreasonably interfere with Executive's business or personal activities. The Company shall pay Executive at the rate of $250 an hour for these services. The Company shall reimburse Executive's reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Executive's written request in such form and containing such information as the Company shall reasonably request.

          (b) The Company will assist Executive, to the extent that he notifies the Company of any transactions in the Company's securities, with complying with his reporting obligations under Section 16 of the Securities and Exchange Act of 1934, as amended, for so long as he remains subject to the same with respect to any of the Company's securities, including without limitation preparing the appropriate Forms 3, 4 or 5 and submitting them to him within sufficient time for the timely filing thereof with the Securities and Exchange Commission.

     10. Death During Continuation Period. In the event of the death of Executive during the Continuation Period, Executive's designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive's estate.

     11. No Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company's obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company may have against Executive or others.

     12. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Section, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     13.  Certain Additional Payments By the Company.

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          (a)  Gross-Up Payment. If Executive becomes entitled to any payments or benefits pursuant to the terms of or by reason of this Agreement from the Company, any successor to the Company or to all or part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, "Payments" or singularly, "Payment"), which Payments are reasonably determined by the Executive to be subject to the tax imposed by
Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Executive an additional amount ("Gross-Up Payment") such that the net amount retained by the Executive, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments. The Gross-Up Payment shall be paid to the Executive within ten (10) days of the Company's receipt of written notice from the Executive that the Excise Tax has been paid, is or was payable or will be payable at any time in the future

          (b) Tax Payment. For purposes of determining the amount of payments pursuant to Section 12(a) of this Agreement, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence or the Executive's place of business, whichever is higher, on the date the payment is to be made. Without limitation on any other provision of this Agreement, all such payments involving the calculation of taxes shall be made no later than two (2) days after the receipt by the Company of written advice from a professional tax advisor selected by the Executive that taxes are payable. The expense incurred in obtaining such advice shall be paid by the Company. Without limitation on any other provisions of this Agreement, the Company shall indemnify Executive for all taxes with respect to the amounts for which payments described in the first sentence of this Section are required to be made pursuant to this Agreement and all other costs including interest and penalties with respect to the payment of such taxes. To the extent any of the payments pursuant to this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by the Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts pursuant to this Section shall be equal to the full amount of the payments required by this Section.

     14. Voluntary Agreement. Executive acknowledges and represents that he (i) has read this Agreement, (ii) has had the opportunity to consult with legal counsel prior to executing this Agreement, (iii) understands the legal effect and binding nature of this Agreement, and (iv) is acting voluntarily and with full knowledge of his actions in executing this Agreement. Further, Executive acknowledges that he has been given at least 21 days to fully consider entering into this Agreement before its execution.

     15. Revocation. This Agreement may be revoked by Executive within the first ten days after his execution of this Agreement, in which case this Agreement shall not become effective or enforceable and all terms of this Agreement shall become null and void. Notwithstanding any provision of this Agreement to the contrary, Executive shall in no event be entitled to any payment hereunder before the expiration of such ten-day revocation period. If not revoked during this ten-day revocation period, this Agreement shall remain in full force and effect.

     16. Governing Law; Disputes. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Commonwealth of Kentucky, without giving effect to its conflict or choice of law provisions. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company or Executive, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, pursuant to the rules and regulations of the American Arbitration Association pertaining to the arbitration of employment disputes, and judgment upon the award may be entered in the highest court of a forum, state or federal, having jurisdiction thereof. The costs of arbitration shall be shared equally by the parties.

     17. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent by certified, registered or express mail, postage prepaid, or by overnight delivery service and shall be deemed to have been duly given when delivered or three days after mailing (in the case of communications sent by mail), as follows:

     If to the Company:

          Ventas, Inc.
          4360 Brownsboro Road, Suite 115
          Louisville, KY 40207
          Attention: General Counsel

     with a copy to:

          Sonnenschein Nath & Rosenthal
          8000 Sears Tower
          Chicago, Illinois 60606
          Attention: Roger C. Siske, Esq.

     If to Executive:

          John C. Thompson
          604 Yancy Lane
          Louisville, Kentucky 40207

     with a copy to:

          Wyatt, Tarrant & Combs, LLP
          500 West Jefferson Street, Suite 2800
          Louisville, Kentucky 40202-2898
          Attention: Cynthia Blevins Doll, Esq.

Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     18. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     19. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original but both of which together will constitute one and the same instrument.

     20. Withholding. The Company may withhold from all benefits and other amounts due or otherwise payable to Executive hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.

     21. Validity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, covenants and restrictions of this Agreement shall remain in full force and effect and in no way shall affect, impair or invalidate this Agreement. If any court determines that any provision of Section 6 of this Agreement is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     22. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all previous oral and written agreements (including without limitation the Employment Agreement by and between the Company and Executive on January 13, 1999, and the Change in Control Severance Agreement by and between the Company and Executive on January 13, 1999) and all prior or contemporaneous oral negotiations, commitments and understandings. Neither party has made, and neither party has relied upon, any representation or warranty in connection with this Agreement except as expressly set forth herein. Provided, however, that all stock option agreements and restrictive stock agreements between Executive and the Company or its predecessors in existence as of the Separation Date shall remain in full force and effect to the extent provided by Sections 2(b) and 2(c) of this Agreement.

     23. Assignment of Interests. Executive warrants that he has not assigned, transferred or purported to assign or transfer any claim of Executive against the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns. In view of the personal nature of Executive's obligations under this Agreement, Executive shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement without fist obtaining the written consent of the Company.

     24. Sections. Except where otherwise indicated by the context, any reference to a "Section" shall be to a section of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date set forth above.

                               VENTAS, INC.


                               By:     /s/ T. Richard Riney
                                  ----------------------------------------------
                               Title: Executive Vice President & General Counsel

                               Date:  July 26, 2002


                               EXECUTIVE:


                                         /s/ John C. Thompson
                               -------------------------------------------------
                                             John C. Thompson

                               Date:  July 22, 2002

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